Eventbrite Reports Third Quarter 2022 Financial Results
11/3/2022
Revenue of $67.5 million, up 26% from the third quarter of 2021
Paid ticket volume of 22 million grew 15% year-over-year alongside growth in paid creators and paid events
Positive Adjusted EBITDA for fifth consecutive quarter
SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE:EB), a global self-service ticketing, marketing and experience technology platform, today posted its financial results for the quarter ended September 30, 2022. The Third Quarter 2022 Shareholder Letter can be found on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.
“We are pleased that our business has shown strong growth in the third quarter as 361,000 event creators brought 1.5 millions events to life on the platform, driving forward our mission of bringing people together through live experiences,” said Julia Hartz, co-founder and Chief Executive Officer. “Throughout the quarter, adoption of our Boost marketing solution, and other promotional features like Eventbrite Ads gained momentum as creators turned to us to help them become more effective marketers and drive demand for their events. We will continue to invest in their success through the holiday season and beyond as audiences are eager to connect with unique things to do around the world. The team’s fortitude and focus on what matters most has been an exemplary effort, extending our product-led strategy and driving toward our goals for the long term.”
Earnings Webcast Information

Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s third quarter financial results. The webcast of the conference call can be accessed as follows:
Event: Eventbrite Third Quarter 2022 Earnings Conference Call
Date: Thursday, November 3, 2022
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.
About Eventbrite
Eventbrite is a global self-service ticketing, marketing, and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 290 million tickets distributed for over 5 million total events in 2021, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious Brands That Matter List, the Great Place to Work®

Award in the U.S., Best Employer in Argentina by Apertura, and Inc.’s Best-Led Companies honor. Learn more at www.eventbrite.com.
Eventbrite Investor Relations
investors@eventbrite.com
Source: Eventbrite, Inc.